UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: November 11, 2010
(Date of Earliest Event Reported)

HARMONIC INC.
(Exact name of registrant as specified in its charter)

Delaware	000-25826	77-0201147

(State or other jurisdiction of	Commission File Number	(I.R.S. Employer
incorporation or organization)		Identification No.)
4300 North First Street
San Jose, CA 95134
(408) 542-2500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 11, 2010, Harmonic Inc. (“Harmonic” or the “Company”) announced that Matthew Aden, the Company’s Vice President, Worldwide Sales and Services, was resigning from the Company, effective November 30, 2010.
Item 8.01 Other Events.
On November 11, 2010, Harmonic also announced that Mark Carrington, who had been serving as Vice President, Service and Support, for the Company, will be assuming the role of Vice President of Sales for Harmonic. In this role, Mr. Carrington will be leading the portion of the sales organization focused on the Harmonic-branded product lines. Mr. Carrington brings to this position many years of sales leadership experience, having previously served as Vice President of Sales and Services for DiviCom, along with having held senior sales positions at IBM.
In addition, on November 11, 2010 Harmonic announced that Geoff Stedman, who ran the marketing function while at Omneon, will expand his role at Harmonic to provide overall leadership for the combined company’s marketing communications. As Vice President for Omneon and Corporate Marketing, Mr. Stedman will have responsibility for corporate branding, demand generation and all of the Company’s outbound marketing activities, in addition to continuing to lead the marketing function for the Omneon portfolio of products and solutions. Further, Ron Howe, who led the Omneon customer service organization, will take on a similar but expanded role for the combined company, leading the customer service organization for all Harmonic products. As Vice President for Service and Support, Mr. Howe will be responsible for driving the Company’s overall customer service strategy.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
HARMONIC INC.

Date:	November 12, 2010

By:	/s/ Patrick J. Harshman Patrick J. Harshman
President & Chief Executive Officer

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